                                  EXHIBIT (14a)

                                   UNIFI, INC.

                    ETHICAL BUSINESS CONDUCT POLICY STATEMENT

                           (As Amended July 22, 2004)

                                   UNIFI, INC.

                                   CORE VALUES

At Unifi we will achieve business and personal success by ensuring that we adhere to a basic set of beliefs and values. At Unifi:

1) We will conduct all business with an absolute commitment to integrity, honesty, and fairness.

2) We are committed to maintaining a work environment that ensures profit and financial security for Unifi, Employees, Share Holders and other stakeholders.

3) We realize that customers are critical to our success and have an unerring commitment to customer service and customer satisfaction. Our customers will realize a competitive advantage in their relationship with Unifi.

4) Employees are not considered commodities or assets. Employees and families are partners who will share in our business successes, difficulties, sacrifices and rewards.

5) Continuous learning, diversity, personal and professional development, safety, and fun will mark our work environment. These are non-negotiable critical components of our business. Employees will realize a personal and professional advantage through employment with Unifi.

6) Our workplace will be marked by the flexibility that combines a healthy respect for tradition while aggressively seeking appropriate change initiatives to ensure the ongoing success of our business. Change is continuous and welcomed.

7) We are committed to building and maintaining competitive advantages not destructive bureaucracies for employees and customers.

8) We will create and maintain simple and effective processes that meet the threats of the marketplace while creating and taking advantage of opportunities. Our processes will embrace cutting edge technology and quality in all aspects of our operations.

9) We will promote a passion for creativity, innovation, personal leadership and an entrepreneurial spirit. Employees will be empowered to think and act in a way that promotes "small business" service and reaction levels.

              UNIFI, INC. ETHICAL BUSINESS CONDUCT POLICY STATEMENT

Unifi, Inc. ("Unifi" or the "Company") will conduct its business fairly, impartially, in an ethical and proper manner, and in full compliance with all laws, rules and regulations. In conducting its business, integrity must underlie all Company relationships, including those with customers, suppliers, and communities and among employees. The highest standards of ethical business conduct are required of Unifi employees in performance of their Company responsibilities. Employees will not engage in conduct or activity that may raise questions as to the Company's honesty, impartiality, or reputation or otherwise cause embarrassment to the Company. Conduct that is prohibited under Company policy may not be accomplished on an employee's behalf by anyone outside the Company.

Every employee has the responsibility to ask questions, seek guidance, promptly report suspected violations, and express concerns regarding compliance with this policy and the related procedures. The Company will maintain a program to communicate to employees its commitment to integrity and uncompromising values. The program will inform employees of Company policies and procedures regarding ethical business conduct and assist them in resolving questions and in reporting suspected violations. This reporting process will provide a means of communicating separate from line management, with particular safeguards to maintain confidentiality. Retaliation against employees who use Company reporting mechanisms to raise genuine concerns about other employees will not be tolerated.

The Office of Corporate Compliance under the direction of the Corporate Compliance Officer appointed by the Board of Directors is responsible for providing policy guidance and issuing procedures to assist employees in complying with Company expectations of ethical business conduct and uncompromising values. This policy and related procedures constitute the standards of ethical business conduct required of employees. Managers are responsible for supporting their implementation and monitoring compliance.

In fulfilling its obligations set forth above, the Company does hereby adopt and issue the following as its Ethical Business Conduct Policy Statement ("Policy Statement"). All employees of the Company regardless of office or position shall be held accountable to abide by the Policy Statement in any and all dealings pertaining to the Company's business.

      1.    PERSONAL CONDUCT

Unifi relies on each of us to fulfill our job and attendance expectations, to follow safety and operating procedures, department and organization rules, and supervisory instructions. We are also expected to conduct ourselves in an orderly and considerate manner and in keeping with the "UNIFI WAY".

HARASSMENT - A basic principle governing relationships at Unifi is that each individual shall be treated with fairness and respect. Harassment, in any form is prohibited, including but not limited to harassment targeted at an individual because of his or her race, color, religion, sex, age, disability, or national origin. The use or circulation of offensive materials, slurs, inappropriate remarks and "humor" at another's expense undermines respect and is not appropriate for our workplace.

Unifi prohibits any conduct that constitutes SEXUAL HARASSMENT. Such harassment can include unwelcome sexual advances, requests for sexual favors, explicit or implicit promises of favorable treatment in return for sexual favors, comments or physical contact of a sexual nature or display of sexually explicit materials in the workplace. No employee should be involved in sexual conduct or activities that create a hostile, offensive or uncomfortable work environment.

WORKPLACE VIOLENCE is another form of harassment. Unifi will not tolerate violence in the workplace in any form. Examples of workplace violence include physical assault, threat of physical harm or assault, stalking, intimidation, and theft or vandalism of Company or personal property.

Possession of firearms on all Company property is prohibited, unless specifically authorized by site procedures or as necessary for an employee's job (e.g., a security guard). Possession includes, but is not limited to, carrying a firearm on your person, or having a firearm in a locker or in a private vehicle on Company property. Carrying firearms in Company vehicles is also prohibited.

ALCOHOL AND DRUGS - All Unifi employees must be free of impairment due to alcohol or drugs upon reporting to work and during all work time.

Unauthorized possession or use of alcohol on Company property is prohibited. Use of alcohol off premises while on Company business is prohibited if such use results in either impairment of the employee's business judgment or job performance or placing the safety of the employee or others at risk.

The illegal possession, use, sale, manufacture, or distribution of illegal drugs (including the abuse or misuse of legal drugs) on Company property or while on Company business is prohibited.

As a condition of continued employment, employees must notify their immediate supervisor in writing of any criminal drug statute conviction within 5 days after such a conviction. In addition, the Company will fulfill its legal obligation to report to the appropriate authorities any person found to be illegally selling, distributing, or possessing drugs.

To achieve and maintain a drug free workplace, each site within the Company will have the discretion to adopt, in coordination with the Legal Department, a program of random drug testing for all employees at that site.

EMPLOYEE PERSONAL RELATIONSHIPS - Personal relationship (i.e., specifically emotional or sexual) between employees on their personal time and off Company property are outside the Company's area of responsibility. However, the Company will become involved, and take appropriate action, if problems resulting from such a relationship manifest themselves on the job or a supervisor engages in such a relationship with a subordinate under his/her supervision.

      2.    CONFLICT OF INTEREST

Employees should avoid any situation where their personal interests conflict or appear to conflict with the interests of the Company. To be objective, impartial and to act in Unifi's best interest when conducting Company business is expected of each of us. Outside influences and personal interests should not hinder, distract or adversely affect your job performance. This general principle of avoiding conflicts of interest applies to the following:

SUPPLYING GOODS AND SERVICES - No Unifi employee may benefit, or seek to benefit, from the relationships that we have with our customers and suppliers. All employees must be free from the influence of personal considerations when representing the Company in transactions with outside parties, when making recommendations related to such transactions, or when making decisions about such transactions. Situations must be avoided that could lead to divided loyalties or present the appearance of a conflict of interest.

NON-UNIFI EMPLOYMENT - Unifi does not wish to interfere with an employee's activities outside the hours worked for the Company. Employees may engage in other business activities, provided:

      - Unifi's relationship with its vendors or customers is not adversely affected.

      -     Unifi property is not involved without appropriate approval.

      -     Job performance and attendance are not adversely affected.

      -     Work time is not used to conduct outside business activity.

No employees may work for suppliers, consultants related to Unifi's field of interest, customers or competitors without prior written approval of the Corporate Compliance Officer.

FINANCIAL INTEREST IN OTHER - Employees and members of their household should not have a significant investment or other financial interest in the business of a customer, a supplier, a competitor, an actual or potential participant in a transaction or other business venture involving Unifi, or any other investment or financial interest that could give the appearance of, or create, a divided loyalty on the part of the employee. Relatively small investments in the securities of publicly owned corporations would not normally be considered a violation of this guideline.

If you have outside interests, activities or employment that may be considered a conflict of interest, you should bring this situation to the attention of your supervisor, the Human Resources Department or the Corporate Compliance Officer.

GIVING/RECEIVING GIFTS OR FAVORS - Unifi sells and purchases superior products and services on the merits of competitive pricing, quality of work and materials, and timely performance. Unifi does not want to conduct business on any other basis.

Employees or members of their household will not offer, solicit, or accept any items of value to/from any person or organization that does or seeks to do business with, or is a competitor of, the Company if such items may be construed as an attempt to influence or induce business. Such practices are not only against Company policy, but may be in violation of the Foreign Corrupt Practices Act if they involve government or political party officials (see Business Outside the U.S.).

Good judgment and reasonableness must be exercised to avoid any potential misinterpretation and adverse effect on the reputation of the Company or its employees. No employee shall ask any of Unifi's customers or suppliers to provide any type of gratuities. If a gift is offered to an employee that is not normally associated with customary business practices, a Company officer or designated delegate must approve its acceptance.

If the purpose is to hold bona fide business discussions or to foster better business relations, the giving or receiving of meals, refreshment, travel arrangements, lodging or accommodations, entertainment, tickets, small gifts, promotional items, and other incidental benefits will be allowed under the following guidelines:

      -     They are consistent with acceptable business customs and practices.

      -     They are for a Company business purpose.

      - They are not illegal or in violation of the ethical guidelines of the recipient's Company.

      - They are of reasonable value and would be paid by normal Company expense account procedures.

      -     The recipient does not solicit them.

      -     They cannot be construed as a bribe, pay-off, or kickback.

      -     They are not given or received on a repetitive basis.

      - They will not cause, and would not reasonably be perceived to cause, the recipient to alter normal business judgment concerning any transaction with the Company or impair the individual's loyalty to their employer, and

      - They will not be an embarrassment to the Company or the employee if publicly disclosed.

The offer or acceptance of cash, cash equivalents, or securities is not appropriate under any circumstances. An employee or members of his or her household may accept promotional premiums or discounts on personal purchases of a supplier or customer's product only if such discounts are generally offered to all other Company employees.

In some countries outside the United States, local customs may encourage the giving or exchange of gifts to customers or others on special occasions. In these countries, the giving of gifts that are lawful, appropriate and of nominal value is allowed, provided the action cannot be construed as seeking special favor and prior Company approval is obtained. Where Company guidelines would not normally permit an employee to accept a specific gift, but a local custom outside the United States would make refusal of the gift awkward or insulting, the gift should be accepted, if lawful. The employee should immediately consult with supervision concerning the appropriate disposition of the gift.

Special restrictions may apply in certain federal, state, and local government areas and countries outside the United States. Employees should consult with the Legal Department to determine whether there are any special restrictions before engaging in a business relationship in these areas. Under no circumstances should any gifts, entertainment, meals, transportation, lodging, or other things of value be given to employees of state and United States federal agencies.

Any employee who is considering making a payment that could be construed as a "kickback," has been asked to make a questionable payment by a third party, or has been offered something of value in the course of his or her job duties, should contact his or her supervisor or the Legal Department for guidance.

      3.    REPORTING INTEGRITY

Each Unifi employee is responsible for the integrity, completeness and accuracy of the Company records that he or she prepares or maintains.

All of our accounting records, expense accounts, financial and research reports, time records, and other documents must clearly represent the relevant facts and the true nature of a transaction. No one may alter, knowingly make misleading entries or falsify Company records. Improper or fraudulent accounting, documentation, or financial reporting are contrary to Company policy and may also be in violation of applicable laws. Intentional accounting misclassifications (e.g., expense versus capital) and improper acceleration or deferral of expenses or revenues are examples of unacceptable reporting practices and serious violations of Company policy.

All Company records, whether in physical or electronic form, must be retained in accordance with Unifi's Record Management Program guidelines and applicable statutory and legal requirements.

Failure to adhere to the above guidelines may constitute a violation of the Foreign Corrupt Practices Act.

      4.    PROTECTION & USE OF COMPANY ASSETS

All employees have the responsibility to protect Company assets and resources from loss, theft, or misuse.

USE OF WORK TIME - The Company expects employees to use their work time to perform their assigned responsibilities not spend time on non-Unifi business and activities.

USE OF TANGIBLE PROPERTY - Tangible property includes inventory, office supplies, computer hardware and software, tools, equipment, vehicles, and cash. The Company does not allow use of these assets for non-Unifi activities without appropriate authorization.

PROTECTION OF COMPANY INFORMATION - Employees should maintain the confidentiality of information entrusted to them by the Company or its customers or suppliers, except when such disclosure is authorized or legally mandated. Information is one of Unifi's most valuable assets. The protection of Company information from unauthorized use, disclosure, or destruction is the responsibility of every Unifi employee. Company information is available to employees only on a need-to-know basis and must be used only for approved Company purposes. Appropriate approvals must be obtained for disclosure of information outside the Company. Failure to adhere to this policy could subject an employee to liability under state "trade secrets" protection laws and the Economic Espionage Act of 1996. As with any company asset, the Company reserves the right to monitor and inspect the use of Company information at any time.

USE OF COMPANY INFORMATION FOR PERSONAL GAIN - As a consequence of your employment with Unifi, you may become aware of nonpublic information about Unifi, its customers, suppliers and competitors. You must not use this information for personal financial profit or other advantage. Failure to adhere to this policy could subject an employee to liability under federal securities laws (see Insider Trading). Further, employees should not take for themselves personally opportunities that are discovered through the use of corporate property, information or position; any such opportunity belongs to the Company.

COPYRIGHTS - Copyrights protect original works of authorship (such as technical papers, news articles, software, videos and artistic works) that are fixed in a form (such as on paper, film, tape, compact disk, floppy disk, or other electronic form). Our copyright policy is to honor the copyrights of others, and we expect others to honor our copyrights. As Unifi employees, we may not copy, photocopy, reproduce (including electronic reproduction) or distribute, transmit by fax or other electronic media (e-mail) any copyrighted work without the permission of the copyright owner or its authorized agent. In a like manner, employees should never copy copyrighted work for their own personal use without permission of the copyright owner.

With regard to computer software, we will only copy and use purchased software in accordance with the applicable licensing agreement. The terms of these agreements vary widely; employees should contact the Department of Information Technology with any questions related to the copying and use of Company software.

PATENTS - Patents protect new and non-obvious products, processes, equipment and compositions. Any new and useful product, process, equipment and/or composition may be patented as long as it is adequately described and appropriately claimed in the patent. Unifi's policy is to honor the valid patents of others, and Unifi expects others to honor Unifi's valid patents.

Prior to commercialization, all new products and processes must be cleared by the Legal Department to ensure their commercialization will not infringe any valid patent held by another. A finding of infringement could result in Unifi losing its right to make the infringing product and payment of damages based upon the sales of the infringing product. In addition, a Court could, in its discretion, award "trebled" (tripled) damages where the infringement is found to have been willful.

Employees may not use patents owned by Unifi for their own personal purposes.

INVENTIONS - Unifi's future growth and competitiveness depend in part upon the success of our research and development efforts. Employees are reminded that any invention or other intellectual property which is conceived by them while employed by Unifi and which relates to Unifi's existing or contemplated business shall be the exclusive property of Unifi.

      5.    INSIDER TRADING

In addition to being illegal and unethical, it is a violation of Company policy for you to buy or sell stock or other securities while in possession of "material nonpublic (inside) information". This is true for Unifi stock, as well as stock or other securities of suppliers, customers, competitors, venture partners, acquisition candidates, or other companies about which you may possess "material nonpublic information". Information is deemed to be material if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, sell or retain a security. Information is "nonpublic" if it has not been disseminated in a manner making it available to investors generally (by means of a press release, for example).

Examples of information that may be considered material include:

      -     plans for mergers or significant acquisitions;

      -     earnings and financial results prior to release;

      - news of major changes in senior management or organizational structure;

      - threatened litigation or changes in the status of an ongoing lawsuit;

      -     loss of important contracts or customers;

      -     planned action regarding our stock; and

      -     product developments or discontinuations.

If you are aware of such material inside information, you should not purchase or sell the relevant securities until this information has been released to and assimilated by the public. Normally this is considered to have occurred on the third business day after public announcement.

In addition, you may not communicate, discuss or "tip" material or other confidential information to family, friends, or others who may trade or advise others to trade in Unifi stock.

To avoid even the appearance of impropriety and to facilitate compliance with federal securities laws, Unifi policy also prohibits employees from buying or selling "put" or "call" options, or making "short sales" of Unifi stock, whether or not in possession of inside information.

In addition to the restrictions indicated above, additional restrictions apply to Unifi's officers and directors. Any employee who has questions regarding the trading of stock should contact the Legal Department.

Employees involved in the misuse of material nonpublic information and found in violation of the insider trading laws are subject to civil and criminal fines and imprisonment.

      6.    RELATIONSHIPS WITH OTHER COMPANIES

In all relationships, we wish to treat other parties fairly and honestly by doing what is right, as well as what is legal.

CONTACTS WITH COMPETITORS - In all contacts with competitors or potential competitors, we must avoid any conduct that suggests an express or implied understanding or agreement exists with respect to prices, terms of sale, production for third parties, or with respect to allocation of customers, markets or territories. Such agreements or understandings can serve as the basis for criminal liability under the antitrust laws. Such antitrust violations could expose an employee to imprisonment and the Company to massive monetary penalties and significant civil damage claims.

Therefore, Company policy prohibits any discussion or communication with any representative of a competitor or a potential competitor concerning the following:

      -     Prices;

      -     Pricing policies;

      -     Bids;

      -     Discounts, royalties or promotions;

      -     Credit or shipment terms, or other conditions of sale;

      -     Choice of customers or allocating customers between competitors;

      - Territorial markets (i.e., dividing up a territory between competitors);

      - Products to be manufactured and/or sold (i.e., agreements with competitors on products to be manufactured and/or marketed by each);

      - Production quantities or quotas (i.e., agreements between competitors as to the amount of products to be manufacture and/or sold by each, or the addition of new capacity); and

      -     Employee compensation practices.

The following are practical suggestions to follow with respect to relationships with competitors:

      - If you are invited by a competitor to discuss pricing or other prohibited subjects, you should terminate the discussion immediately and report it to the Legal Department directly or through your supervision/management.

      - Do not initiate discussions of pricing or other prohibited subjects with competitors.

      - Do not exchange price lists, bids, terms or conditions of sale with a competitor, except in connection with a bona-fide sale to, or purchase from that competitor.

      -     Do not call representatives of our competitors at their residences.

      - Do not ask someone to determine what competitors will do in response to a proposed price move, where obtaining an answer would involve contacting a competitor. Remember that you cannot do anything indirectly that would be a violation of law if done directly. "Signaling" price moves among competitors can be tantamount to an agreement on prices.

      - Refrain from discussing pricing or other matters detailed above during any joint venture negotiation or other legitimate contact with our competitors.

BENCHMARKING AND INFORMATION EXCHANGES - Benchmarking is a structured approach for exchanging and analyzing information. Any exchanges of information with, or benchmarking of, competitors, whether directly or through a third party or consultant, must be carefully examined to determine whether they raise antitrust concerns. Such exchanges could include information about prices and terms of sales, credit practices, costs, production levels, future plans and compensation. Accordingly, any such benchmarking or exchanges of information, either directly or through a third party or consultant, should be approved in advance by the Legal Department.

TRADE AND CREDIT ASSOCIATIONS, INDUSTRY GROUPS - Trade and credit associations and industry groups typically involve meetings of competitors. In order to assure compliance with antitrust laws and regulations, membership in such an organization, whether of competitors or customers, require the advance specific written approval of the Legal Department. At such meetings, do not engage in formal or informal discussion of prices or other similar matters with competitors. Legal counsel (retained by the trade association) should be present at all meetings.

INFORMATION ABOUT OTHER COMPANIES - Unifi uses confidential information about other companies in an appropriate business context and limits its availability to those who reasonably need it to conduct Unifi's business. We will not use any illegal or improper act to obtain another company's trade secrets or other confidential business, financial, scientific or technical information. The use of industrial espionage, trespassing, burglary, wiretapping, or stealing to obtain such information is prohibited. We will not hire a competitor's employees to obtain confidential information, or improperly solicit confidential data from employees of any party.

As a Unifi employee, you must not disclose or discuss confidential information from a previous employer with any Unifi employee. You must advise Unifi if you are obligated under any written agreement of confidentiality with a former employer, and must adhere to the letter and spirit of any such agreement. Should you have in your possession any potentially confidential information from a former employer, we recommend that you return it immediately.

It is good general practice to avoid passing information obtained from one company to another.

Unifi does not promote its business by disparaging its competitors, their products, or their services.

CONFIDENTIAL INFORMATION PROVIDED BY OTHER COMPANIES - Unifi's policy is not to accept information that could be deemed confidential, restricted or limited in its disclosure or use, unless a written agreement specifying the rights and obligations of all parties has been approved by Unifi's Legal Department and signed by an authorized representative of each party. A properly executed and approved agreement is necessary to help assure that Unifi's business, research, development and technical services activities are not compromised, and that an unwanted confidential relationship is not claimed by another party. An appropriate agreement also can help to avoid the improper receipt of information under the Economic Espionage Act of 1996.

Until such an agreement is in place, Unifi employees should refuse to discuss or accept the confidential information of others. Examples of such confidential information could include: unsolicited disclosures by outside inventors, drawings and manuals that bear markings asserting confidentiality, proprietary designs, processes, methods, systems, procedures or formulas, or confidential financial information or business planning documents.

Unifi employees visiting the offices and plants of customers, suppliers, and competitors should not sign visitor registration pads or passes that contain secrecy agreements or confidentiality clauses.

Where a secrecy or confidentiality agreement is necessary for such visits, an appropriately drafted agreement should be approved by the Legal Department and executed by the parties prior to the visit.

GOVERNMENT CONTRACTING - There are complex regulations governing persons and entities that contract with the federal government. Such contracts can be significantly different than those encountered in contracting with private commercial entities. Government procurement regulations cover costing, quality control and testing, payment of gratuities and kickbacks to government employees, the hiring or retaining of former government employees, and the confidentiality of government information.

RECIPROCAL DEALING - Unifi's decision to buy goods and services from a supplier must be made independently from the supplier's decision to purchase Unifi products or services.

      7.    MARKETING

In marketing our products, we must observe all of the basic antitrust principles noted above. There are, however, some additional legal and ethical principles that should govern our conduct.

Our advertising should always be truthful. If we make specific claims about our products or the performance of our products, we should have evidence to substantiate those claims. We should not label or market our products in any way that might cause confusion between our products and those of any of our competitors. Similarly, we should be alert to any situation where a competitor may be attempting to mislead potential customers as to the origin of products and inform appropriate management or the Company's legal department of any such cases.

If we offer advertising or promotional allowances, we should offer them on a proportionately equal basis to all of our customers. Advertising and promotional allowances are subject to very detailed and technical regulation under the Robinson-Patman Act and, therefore, should only be offered after approval from the Company's Legal Department.

We should not disparage any of the products, services, or employees of any of our competitors. If we do engage in any comparison of our products against those of our competitors, such comparisons should be fair. Comparative advertising is also subject to some regulation and should, therefore, be cleared with the Company's Legal Department beforehand. All use of the Company's trademarks and trade names should be in accordance with our policies governing such use.

We will not use gifts, excessive entertainment, nor any other ways to improperly influence our potential customers. We will market our products on the basis of our price, quality, and service.

      8.    GOVERNMENT INVESTIGATIONS

It is the policy of the Company to fully cooperate with any government investigation. A condition of such cooperation, however, is that the Company be adequately represented in such investigations by its own legal counsel. Accordingly, anytime anyone in the Company obtains any knowledge that would lead one to reasonably believe that a government investigation or inquiry was underway, this information should be communicated immediately to the Company's Legal Department. Of course, our routine dealings with the government (e.g., tax audits, audits from Labor Department personnel, and OSHA and environmental inspections) are not covered by this policy.

Appropriate handling of government investigations is very important for the Company, for management, and for all employees. Virtually all of the federal laws regulating the conduct of the Company's business, including antitrust, securities, OSHA, environmental, government procurement, tax, and financial laws, contain civil and criminal penalties. The criminal penalties apply to the corporation and to those individuals within the Company who actually took the actions that violated the law or failed to take actions that resulted in a violation of the law.

Employees should never, under any circumstances,

      (1) destroy any Company documents in anticipation of a request for those documents from any government agency or a court;

      (2)   alter any Company documents or records;

      (3) lie or make any misleading statements to any government investigator (this includes routine, as well as nonroutine investigations -- there is a separate federal statute on making such false statements to investigators of a crime); or

      (4) attempt to cause any other Company employee, or any other person, to fail to provide information to any government investigator or to provide any false or misleading information.

      9.    BUSINESS OUTSIDE THE U.S.

Unifi will conduct its international business activities in strict compliance with all U.S. laws, including laws governing such issues as antitrust, customs, duties, anti-boycott, export control, and foreign corrupt practices. The Company will also obey all applicable laws of the countries where we do business. Since these laws may vary widely from those in the United States and from country to country, care will be taken to identify and accommodate these differences. Where laws do not exist or where the laws, customs, or business practices are less demanding than the Company's policies and guidelines, we will use the Company's higher expectations to guide our actions.

ANTI-BOYCOTT - Unifi will not participate in or support economic boycotts that are not sanctioned by the U.S. government. Under the anti-boycott laws, we cannot do such things as:

      -     Refuse to do business with an illegally boycotted country;

      - Furnish or agree to furnish information about business relationships with illegally boycotted countries; or

      - Pay, honor, issue, confirm or negotiate a letter of credit requiring Unifi to participate in an illegal boycott.

Boycott related requests are often received orally or in the form of a contract bid, purchase order, insurance verification, letter of credit, shipping document, or joint venture or alliance negotiations. Any request to participate in or support an illegal economic boycott must be reported to the government. Failure to do so is a violation of U.S. law. These laws apply to Unifi's operations inside and outside the United States. If you receive a boycott request, contact the Legal Department.

EXPORT CONTROL - The United States and many other governments have laws and regulations that govern, and in some cases prohibit, the export/release of products and technical data from one country to another. Unifi's policy is to comply with export regulations worldwide.

According to the U.S. regulations, no controlled technical data or products may be shipped out of the United States without a license from the U.S. Government. Re-export of products or technical data from the original destination to yet another country may require a re-export license to be in place PRIOR to shipment to the re-export destination.

"Technical data" as used in the U.S. Regulations means any information that can be used or adapted for use in the design, production, manufacture, utilization, or reconstruction of articles or materials.

Acts of exportation of technical data include: disclosing technical information to an employee of one of our foreign subsidiaries, disclosing technical information to a non-U.S. citizen, including Unifi employees or consultants who do not have a green card, and providing information to non-U.S. companies or individuals. Thus, any disclosure involving a non-U.S. person or entity must be reviewed prior to export.

The export laws and regulations are constantly changing. If you have any questions regarding the proposed export of products or technical data, review the matter with the Legal Department.

PAYMENTS TO U.S. & FOREIGN GOVERNMENT OFFICIALS & EMPLOYEES - Unifi's policy is to comply with all applicable laws and regulations regarding payments to or providing things of value to both United States and foreign government officials and employees.

We will not offer, authorize, or make any illegal payments, or provide anything of value, directly or indirectly, to a foreign or U.S. official (including legislators), political party or candidate for political office to use his/her influence to obtain or retain business for the Company. Both the offer and actual payment of anything of value is illegal. Payments to third parties are also prohibited if a person knows or should have known that the third party will make an illegal payment to a foreign or U.S. official.

FACILITATING OR EXPEDITING PAYMENTS - Facilitating or expediting payments to secure timely performance of "routine governmental actions" that the Company is entitled to under local law are not prohibited. Such actions include obtaining permits and licenses, processing visas and work permits, mail pickup and delivery, and providing telephone and water service and supply. "Routine governmental action" does not include any governmental decision whether, or on what terms, to award business to the Company. Where payments for "routine governmental actions" are required, they will be made only after prior approval of Company counsel, they will be limited to customary and nominal amounts and will be made only to facilitate the proper performance of these actions. The decision of an official of whether to award business to the Company may NEVER be considered a "routine governmental action" for these purposes.

Facilitating and expediting payments will be recorded as a business expense in the Company's books and records. All payments of this type made by employees in the course of Company travel must be properly noted and labeled on their expense statements. Employees should exercise extreme caution in the making of such payments where payments of this type have not been previously approved, advance approval of Company legal counsel is required.

If you have any questions about the legality of any contemplated gift or payment to an U.S. or foreign official and elected representative, contact the Legal Department.

      10.   POLITICAL ACTIVITIES

Participation in the political process is a basic right. However, it is important to make a distinction between individual and corporate political activities to assure compliance with applicable laws and regulations.

INDIVIDUAL POLITICAL ACTIVITIES - As an individual, participation in the political process includes such activities as serving in public office, voting, making financial contributions and working in support of candidates and political organizations. Employees' involvement in such activities should be completely voluntary and in compliance with applicable laws.

Employees considering seeking public office should be aware of applicable Company personnel policies and discuss this matter with their supervisor or Human Resources Representative. To prevent a conflict of interest and assure compliance with applicable law, at NO time should Unifi's name, information, property, time, or other resources be used for political activities not specifically sponsored or approved by the Company.

CORPORATE POLITICAL ACTIVITIES - Federal law generally prohibits Unifi from engaging in corporate political activities, expenditures, or contributions. However, the Company may (subject to restrictions under federal law) expend corporate funds to create a "separate segregated fund" (political action committee or "PAC") from which it may make political contributions using funds solicited from certain employees. The Company may also have certain dealings with persons in government if, generally, there is no "contribution" or "expenditure" to "influence the election" of a "candidate".

      11.   ACCESS TO ELECTRONIC COMMUNICATIONS AND INTERNET ACTIVITIES

The Company respects the individual privacy of its employees, but these privacy rights do not extend to the employee's work-related conduct or to the use of Company-provided equipment or facilities. The Company's voice mail, Internet and E-mail systems are the property of the Company and, thus, are expected to be used primarily for job-related communications. Although each employee has an individual password to access the system, the contents of E-mail communications and Internet activities are accessible at all times by the Company for any business purpose. While the Company permits incidental and occasional use of E-mail and the Internet for personal use, such messages and activity are treated the same as other messages and Company activity, and the Company reserves the right to access and disclose all Internet activities and messages transmitted via its E-mail system regardless of content. Thus, employees should never use

E-mail or the Internet to transmit a message or conduct activities that they would not want read by or transmitted to a third party.

Employees are strictly forbidden from using the Company's Internet or E-mail system for any improper purpose, including the transmission of messages that may be viewed as insulting or offensive to another person. Examples of such forbidden transmissions include sexually explicit messages, cartoons, jokes, unwelcome propositions, or love letters; ethnic or racial slurs; or any other message that could be construed as harassment or disparagement of others on the basis of sex, race, religion, national origin, age, sexual orientation, or disability.

      12.   MEDIA RELATIONS

      The Company values its relationships with those in the media and will endeavor to provide full and prompt disclosure of all material developments or events. All statements to the media or responses to inquiries from the media shall be either handled through the Corporate Compliance Officer or coordinated his office.

      In the event the media inquiry relates to a pending or threatened legal matter, media communications should also be coordinated with the Company's lawyers. Any employee asked for a statement from a member of the media should respond by explaining this policy.

      13.   SHAREHOLDER AND BONDHOLDER RELATIONS

The Company values its relationships with all of its shareholders and bondholders. Any communication from a shareholder or a bondholder requesting information relating to the Company should be forwarded to the Company's Chief Financial Officer for proper handling.

      14.   ENVIRONMENTAL, HEALTH, AND SAFETY

Company policy is to preserve natural resources to the maximum extent reasonably possible. We will also conduct all of our business operations in such a way as to avoid or minimize any possible adverse impact on the environment. Of course, the Company will also comply with all environmental laws and regulations. Specifically, this includes the responsibility of the Company and its employees to provide truthful and accurate information to the government permitting authorities in connection with any application for any environmental permit or any periodic reports that may be called for under such permit.

      15. ADMINISTRATIVE MATTERS (INTERPRETATION, REPORTING MECHANISMS, COMPLIANCE, AND DISCIPLINE)

INTERPRETATION -- The Corporate Compliance Officer is responsible for interpreting and applying these policies to specific situations in which questions may arise. The Corporate Compliance Officer will also maintain a record of interpretations issued under these policies so that such interpretations can be consistent throughout the Company. Any questions relating to how these policies should be interpreted or applied should be addressed to the Corporate Compliance Officer.

VIOLATION OF THE POLICIES - Employees must report to the Corporate Compliance Officer any violation or suspected violation of this policy or any law or regulation as soon as it is discovered. All such reported violations will be treated confidentially to the extent practicable under the circumstances and in accordance with Unifi's legal obligations. No employee reporting any suspected violation in good faith will be subject to retaliation for having made the report, unless the employee implicates himself or herself. In addition, anyone who retaliates, directly or indirectly, or encourages others to do so, against anyone who reports a violation of a law or of this policy will be subject to appropriate disciplinary measures.

Any employee violating any of these policies shall be subject to discipline. THE COMPANY RESERVES THE RIGHT IN ITS SOLE DISCRETION TO TERMINATE THE EMPLOYMENT OF ANY EMPLOYEE WHO VIOLATES THE TERMS HEREOF. In other cases, the Company may have an obligation to call violations of these policies to the attention of appropriate enforcement authorities as, in some cases, violations of these policies is also a violation of the law.

AUDITS -- In some cases, compliance with these policies will be monitored by periodic audits. These may be done by the Company's lawyers (for example, in the case of compliance with the antitrust laws) or by the Corporate Compliance Officer or by the Company's auditors. All Company employees are required to cooperate fully with any such audits and to provide truthful and accurate information.

REQUESTS FOR EXCEPTION -- While some of these Company policies must be strictly adhered to and no exceptions can be allowed, in other cases, exceptions may be possible. Any employee, other than an Executive Officer (Executive Officers should follow the procedures below), who believes that an exception to any of these policies is appropriate in his or her case should contact his or her immediate supervisor first. If the immediate supervisor agrees that an exception is appropriate, the approval of the Corporate Compliance Officer shall then be obtained. The Office of Corporate Compliance shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

EXECUTIVE OFFICERS - Executive Officers are also subject to the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers (the "Executive Policy"). Any violations of the Executive Policy or of this policy statement by an Executive Officer shall be reported to the Audit Committee of the Board of Directors, and any requests for waivers of the Executive Policy or of this policy statement by an Executive Officer shall be either approved or disapproved by the Audit Committee. Waivers for the benefit of Executive Officers will be promptly disclosed as required by law or stock exchange regulation.

DEFINITION AND APPLICATION -- This policy applies to all Company operations worldwide. Company operations shall mean the Company and any other entity in which the Company owns a controlling interest. This policy shall be translated into all appropriate languages that may be necessary to fully communicate it to all Company employees.

DISTRIBUTION -- Every employee of the Company shall be given a copy of this policy statement (either in paper or electronic format) and asked to sign a statement acknowledging that they have received and read it. Every new employee will be given a copy of the policy statement and asked to acknowledge receipt of it either at or within one week of hiring.

CHANGES OR AMENDMENTS -- In the event of any changes or amendments to this policy, such changes or amendments will be provided to all Company employees in the most expeditious way possible. If there are interpretations of the policy of broad application to our employees, those will also be appropriately distributed.

NONEXCLUSIVITY -- No representation is expressed or implied that the policies stated herein are all the relevant policies nor that they are a comprehensive, full, or complete explanation of the laws that are applicable to the Company and its employees. All Company employees have a continuing obligation to familiarize themselves with applicable law and Company policy.

      16.   DISCLAIMER OF EMPLOYMENT CONTRACT

      Unless there is a specific and personal written employment agreement between the Company, signed by the Compensation Committee of the Company, and an employee, the employee is free to leave the employment of the Company or the Company may terminate the employment of the employee at any time, for any reason. The Company's policy is to be an employment-at-will employer. Nothing contained in this Policy Statement or in other publications of the Company is intended by the Company to be, nor shall it be construed as, an employment agreement.